Exhibit 99.1

Protalix BioTherapeutics Appoints Dror Bashan as its New
President and Chief Executive Officer and Director

Moshe Manor to continue to serve in the role until June 30, 2019

CARMIEL, Israel, May 21, 2019 (GLOBENEWSWIRE) -- Protalix BioTherapeutics, Inc. (NYSE American:PLX) (TASE:PLX) today announced that Dror Bashan has been appointed to serve as the Company’s new President and Chief Executive Officer, and a director, effective June 30, 2019, replacing Moshe Manor, who is stepping down from those roles for personal reasons. Mr. Manor will assist with the transition and continue to work with the Company on a consultant basis.

“Dror brings valuable experience and knowledge in the pharmaceutical industry to our Company, and I am happy to welcome him to Protalix,” said Shlomo Yanai, Chairman of Protalix’s Board of Directors. “Moshe has made a great contribution to our organization over the last four years, and has played a critical role in our development and success in advancing our pipeline. On behalf of Protalix and the Board of Directors, I would like to thank Moshe for his significant contributions and outstanding leadership and wish him great success in his future endeavors.”

“I have the deepest gratitude to Protalix’s employees and its Board of Directors. I have decided that, for personal reasons unrelated to the Company, the time has come to hand over leadership to a new chief executive officer,” said Mr. Manor. “I am very honored to have led this great organization and will continue to watch with excitement and anticipation as Protalix progresses in the development and commercialization of its promising pipeline.”

“I am very proud to become Protalix’s President and Chief Executive Officer, and am looking forward to working with such a talented management team to continue the progress of Protalix’s future development,” said Mr. Bashan. “I believe that my broad experience in the pharmaceutical industry, which covers a range of disciplines in the field, will be a valuable resource for the company. I am very excited about the potential path forward and glad to be part of Protalix’s future.”

Mr. Bashan has over 20 years of experience in the pharmaceutical industry with roles ranging from business development, marketing, sales and finance providing him with both cross regional and cross discipline experience and a deep knowledge of the global pharmaceutical and health industries. From 1998 through 2018, he served in a number of senior positions at Teva Pharmaceutical Industries Ltd. Most recently, he served as Teva’s Senior Vice President, Global Business Development, and was involved in strategic alliances, cross-company strategic projects and the acquisition and divestiture of assets. Mr. Bashan holds a BA in Economics and Business Management from the Tel Aviv University in Tel Aviv, Israel, and an MBA from the Tel-Aviv University.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx®. Protalix’s unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner.  Protalix’s first product manufactured by ProCellEx, taliglucerase alfa, was approved for marketing by the U.S. Food and Drug Administration (FDA) in May 2012 and, subsequently, by the regulatory authorities of other countries.  Protalix has licensed to Pfizer Inc. the worldwide development and commercialization rights for taliglucerase alfa, excluding Brazil, where Protalix retains full rights.  Protalix’s development pipeline includes the following product candidates: pegunigalsidase alfa, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; OPRX-106, an orally-delivered anti-inflammatory treatment; alidornase alfa for the treatment of Cystic Fibrosis; and others.  Protalix has partnered with Chiesi Farmaceutici S.p.A., both in the United States and outside the United States, for the development and commercialization of pegunigalsidase alfa.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “expect,” “anticipate,” “believe,” “estimate,” “project,” “plan,” “should” and “intend” and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. The statements in this press release are valid only as of the date hereof and we disclaim any obligation to update this information, except as may be required by law.

Investor Contact

Alan Lada, Vice President
Solebury Trout
617-221-8006
alada@soleburytrout.com

Source: Protalix BioTherapeutics, Inc.